Tanger Factory Outlet Centers, Inc.

News Release

For Release: IMMEDIATE RELEASE
Contact:  Frank C. Marchisello, Jr.
(336) 834-6834

TANGER REPORTS THIRD QUARTER 2006 RESULTS
22.1% Increase in Total FFO, 14.0% Increase in FFO Per Share,
Tenant Sales Increase 6.9%

Greensboro, NC, October 24, 2006, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations available to common shareholders (“FFO”), a widely accepted measure of REIT performance, for the three months ended September 30, 2006 increased 14.0% to $0.57 per share, or $21.2 million, as compared to FFO of $0.50 per share, or $17.3 million, for the three months ended September 30, 2005. For the nine months ended September 30, 2006, FFO increased 15.7% to $1.62 per share, or $59.8 million, as compared to FFO of $1.40 per share, or $47.6 million, for the nine months ended September 30, 2005.

FFO for the three months and nine months ended September 30, 2006 was impacted by a non-recurring charge for the early extinguishment of debt of $917,000, or approximately $0.03 per share, which has been included in interest expense. Excluding the non-recurring charge, FFO for the third quarter and nine months ended September 30, 2006 would have been $0.60 and $1.64 per share respectively, representing an increase of 20.0% for the three months ended September 30, 2006 and an increase of 17.1% for the nine months ended September 30, 2006.

For the three months ended September 30, 2006, net income available to common shareholders increased 36.1% to $6.0 million or $0.19 per share, as compared to $4.4 million, or $0.15 per share for the third quarter of 2005. For the nine months ended September 30, 2006, net income available to common shareholders was $24.5 million, or $0.79 per share, compared to $5.0 million, or $0.18 per share for the first nine months of 2005, representing a per share increase of 338.9%. Net income for the nine months ended September 30, 2006 included a gain on the sale of real estate incurred during the first quarter of $13.8 million, while net income for the nine months ended September 30, 2005 included a $4.7 million loss on sale of real estate incurred during the first quarter of 2005.

Net income and FFO per share amounts above are on a diluted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this press release.

Third Quarter Highlights

•	Equity market capital up 49.8% as of September 30, 2006 compared to last year

•	Total market capital up 51.9% to $2.1 billion as of September 30, 2006 compared to last year

•	32.8% debt-to-total market capitalization ratio, 3.25 times interest coverage ratio

•	11.6% average increase in base rental rates on signed renewals with the existing tenants for 1.4 million square feet, or 78.4% of the square feet scheduled to expire during 2006

•	96.0% occupancy rate for wholly-owned stabilized properties, compared to 96.4% as of September 30, 2005

•	$336 per square foot in reported same-space tenant sales for the rolling twelve months ended September 30, 2006, up 6.1% compared to the twelve months ended September 30, 2005

•	Opened newly constructed 264,900 square foot center in Wisconsin Dells, Wisconsin in August 2006

•	Opened newly constructed 352,300 square foot center in Charleston, South Carolina in August 2006

•	Issued $149.5 million of 3.75% exchangeable senior notes due 2026

•	Repaid approximately $15.3 million in mortgage debt with an average interest rate of 8.86%

•
Repaid all amounts outstanding under the company’s unsecured lines of credit and other variable rate debt totaling approximately $103.3 million in the aggregate with a weighted average interest rate of 6.3%

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “Our third quarter results were better than expected and average tenant sales increased 6.9% during the third quarter of 2006, continuing the positive momentum experienced in the first half of the year. We were also very happy to see our two new centers open for business during the quarter. Initial signs indicate both locations appear to be doing very well.”

Portfolio Operating Results

During the first nine months of 2006, Tanger executed 448 leases, totaling 1,830,329 square feet within its wholly-owned properties. Lease renewals accounted for 1,381,718 square feet and generated an 11.6% increase in average base rental rates on a straight-line basis. Base rental increases on re-tenanted space during the first nine months of 2006 averaged 22.3% on a straight-line basis and accounted for the remaining 448,611 square feet. For the first nine months of 2006, Tanger has already renewed 78.4% of the 1,760,000 square feet originally scheduled to expire during 2006. Same center net operating income increased 2.8% for the first nine months of 2006 compared to the same periods in 2005.

Reported same-space sales per square foot for the rolling twelve months ended September 30, 2006 were $336 per square foot. This represents a 6.1% increase compared to the rolling twelve months ended September 30, 2005. For the third quarter of 2006, same-space sales increased by 6.9%, as compared to the same period in 2005. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods. Reported same-store sales increased 5.1% for the three months ended September 30, 2006 and increased 3.7% for the nine months ended September 30, 2006. Same-store sales are defined as sales for tenants whose stores have been open from January 1, 2005 through the duration of the comparison period.

Investment and Other Activities

During the third quarter of 2006, the company opened two new centers located in Wisconsin Dells, Wisconsin and Charleston, South Carolina. The 264,900 square foot center in Wisconsin Dells, Wisconsin is currently 100% leased. Tanger held a grand opening celebration for the center on August 18, 2006. Tenants in the center include Polo Ralph Lauren, Abercrombie & Fitch, Hollister, Gap, Banana Republic, Old Navy, Liz Claiborne, Nike, Adidas, Tommy Hilfiger and many others. The Wisconsin Dells property, which was developed and is managed and leased by Tanger for a fee, is owned through a joint venture of which Tanger owns a 50% interest.

Tanger’s 352,300 square foot center in Charleston, South Carolina is currently 83% leased with tenant commitments for an additional 12% of the leasable space. The company held a grand opening celebration for the center on August 31, 2006. Tenants in the center include Gap, Banana Republic, Liz Claiborne, Nike, Adidas, Tommy Hilfiger, Guess, Reebok and many others. The Charleston property is wholly owned by Tanger.

Tanger continues the pre-development and leasing of two previously announced sites located near Pittsburgh, Pennsylvania and in Deer Park (Long Island), New York. The company has contracted with Allegany Power to move certain power lines located on the Pittsburgh site and has closed on the acquisition of the Pittsburgh development site land. The company currently expects delivery of the center in the first quarter of 2008. The Pittsburgh center will be wholly owned by Tanger.

Demolition of the building located at the Deer Park site began during the third quarter of 2006 and the company currently expects this center will also be delivered in the first quarter of 2008. The Deer Park property is owned through a joint venture of which Tanger and two venture partners each own a one-third interest.

Financing Activities and Balance Sheet Summary

In August 2006, the company issued $149.5 million of 3.75% exchangeable senior notes due 2026. Proceeds from the offering were used to repay in full two mortgage loans totaling approximately $15.3 million with interest rates of 8.86% and all amounts outstanding under the company’s unsecured lines of credit and other variable rate debt with a weighted average interest rate of approximately 6.3%. As a result of the early repayment of these loans, Tanger recognized a non-recurring charge for the early extinguishment of debt of approximately $917,000. The non-recurring charge, which is included in interest expense, was recorded in the third quarter of 2006 and consisted of a prepayment premium of approximately $609,000 and the write-off of deferred loan fees totaling approximately $308,000.

Tanger’s total market capitalization as of September 30, 2006 increased 51.9% from the same period in 2005 to approximately $2.1 billion, with $680.1 million of debt outstanding. The company’s debt to total market capitalization was 32.8% as of September 30, 2006. As of September 30, 2006, 100% of Tanger’s $680.1 million in total debt was at fixed interest rates. During the third quarter of 2006, the company continued to maintain a strong interest coverage ratio of 3.25 times.

2006 FFO Per Share Guidance

Based on current market conditions, the strength and stability of its core portfolio, Tanger currently believes its diluted net income available to common shareholders for 2006 will be between $1.01 and $1.05 per share and its FFO for 2006 will be between $2.22 and $2.26 per share. The company’s earnings estimates do not include the impact of any future potential gains on the sale of land parcels or the impact of any future potential sales or acquisitions of properties. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income per share:

For the twelve months ended December 31, 2006
Low Range  High Range
Estimated diluted net income per share               $ 1.01   $ 1.05
Minority interest, depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures              1.21          1.21
Estimated diluted FFO per share                   $ 2.22    $ 2.26

Third Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Wednesday, October 25, 2006, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Third Quarter Financial Results call. Alternatively, the call will be web cast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com/corporate under the News Releases section.

A telephone replay of the call will be available from October 25, 2006 starting at 12:00 P.M. Eastern Time through 11:59 P.M., November 3, 2006, by dialing 1-800-642-1687 (conference ID # 8182798). Additionally, an online archive of the broadcast will also be available through November 3, 2006.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns 30 centers in 21 states coast to coast, totaling approximately 8.4 million square feet of gross leasable area. Tanger also manages for a fee and owns a 50% interest in two centers containing approximately 667,000 square feet and manages for a fee three centers totaling approximately 293,000 square feet. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended September 30, 2006. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2006		2005	2006	2005
REVENUES
Base rentals (a)		$35,403	$33,311	$102,247	$97,372
Percentage rentals		1,736	1,794	4,292	3,928
Expense reimbursements		14,890	13,925	41,357	40,160
Other income (b)		2,407	1,563	5,266	3,675
Total revenues		54,436	50,593	153,162	145,135
EXPENSES
Property operating		17,713	15,554	48,473	45,397
General and administrative		4,147	3,578	12,305	10,332
Depreciation and amortization		13,578	11,923	43,121	35,919
Total expenses		35,438	31,055	103,899	91,648
Operating income		18,998	19,538	49,263	53,487
Interest expense (including prepayment premium
and deferred loan cost write off of $917 in 2006)		10,932	7,932	30,856	24,327
Income before equity in earnings of
unconsolidated joint ventures, minority
interests, discontinued operations
and loss on sale of real estate		8,066	11,606	18,407	29,160
Equity in earnings of unconsolidated joint ventures		539	255	971	714
Minority interests
Consolidated joint venture		---	(6,860)	---	(20,211)
Operating partnership		(1,191)	(881)	(2,541)	(1,727)
Income from continuing operations		7,414	4,120	16,837	7,936
Discontinued operations, net of minority interest (c)		---	293	11,713	871
Income before loss on sale of real estate		7,414	4,413	28,550	8,807
Loss on sale of real estate excluded from
discontinued operations, net of minority interest		---	---	---	(3,843)
Net income		7,414	4,413	28,550	4,964
Preferred share dividends		(1,406)	---	(4,027)	---
Net income available to common shareholders		$6,008	$4,413	$24,523	$4,964

Basic earnings per common share:
Income from continuing operations		$.20	$.15	$.42	$.15
Net income		$.20	$.16	$.80	$.18

Diluted earnings per common share:
Income from continuing operations		$.19	$.14	$.41	$.15
Net income		$.19	$.15	$.79	$.18

Funds from Operations Available to
Common Shareholders (FFO)		$21,155	$17,331	$59,800	$47,564
FFO per common share - diluted		$.57	$.50	$1.62	$1.40

Summary of discontinued operations (c)
Operating income from discontinued operations	$	---	$355	$208	$1,061
Gain on sale of real estate		---	---	13,833	---
Income from discontinued operations		---	355	14,041	1,061
Minority interest in discontinued operations		---	(62)	(2,328)	(190)
Discontinued operations, net of minority interest	$	---	$293	$11,713	$871

(a) Includes straight-line rent and market rent adjustments of $959 and $630 for the three months ended and $2,822 and $1,941 for the nine months ended September 30, 2006 and 2005, respectively.
(b) Includes gains on sale of outparcels of land of $177 for the three months ended September 30, 2006 and $402 and $127 for the nine months ended September 30, 2006 and 2005, respectively.
(c) In accordance with SFAS No. 144”Accounting for the Impairment or Disposal of Long Lived Assets,” the results of operations for properties disposed of during the above periods in which we have no significant continuing involvement have been reported above as discontinued operations for all periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS:
Rental property
Land	$130,250	$120,715
Buildings, improvements and fixtures	1,059,725	1,004,545
Construction in progress	---	27,606
	1,189,975	1,152,866
Accumulated depreciation	(266,054)	(253,765)
Rental property, net	923,921	899,101
Cash and cash equivalents	20,197	2,930
Assets held for sale	---	2,637
Investments in unconsolidated joint ventures	14,581	13,020
Deferred charges, net	57,915	64,555
Other assets	26,819	18,362
Total assets	$1,043,433	$1,000,605

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $850 and
$901, respectively)	$498,650	$349,099
Mortgages payable (including a debt premium of $4,033 and
$5,771, respectively)	181,420	201,233
Unsecured note	---	53,500
Unsecured lines of credit	---	59,775
Total debt	680,070	663,607
Construction trade payables	21,049	13,464
Accounts payable and accrued expenses	27,254	23,954
Total liabilities	728,373	701,025

Commitments
Minority interest in operating partnership	39,270	49,366

Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 shares authorized, 3,000,000 and
2,200,000 shares issued and outstanding at September 30, 2006
and December 31, 2005, respectively	75,000	55,000
Common shares, $.01 par value, 50,000,000 shares authorized,
31,018,536 and 30,748,716 shares issued and outstanding
at September 30, 2006 and December 31, 2005, respectively	310	307
Paid in capital	345,411	338,688
Distributions in excess of earnings	(147,030)	(140,738)
Deferred compensation	---	(5,501)
Accumulated other comprehensive income	2,099	2,458
Total shareholders’ equity	275,790	250,214
Total liabilities, minority interest and shareholders’ equity	$1,043,433	$1,000,605

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
FUNDS FROM OPERATIONS (a)
Net income	$7,414	$4,413	$28,550	$4,964
Adjusted for:
Minority interest in operating partnership	1,191	881	2,541	1,727
Minority interest adjustment - consolidated joint venture	---	(441)	---	(549)
Minority interest, depreciation and amortization
attributable to discontinued operations	---	247	2,444	729
Depreciation and amortization uniquely significant to
real estate - consolidated	13,512	11,856	42,923	35,736
Depreciation and amortization uniquely significant to
real estate - unconsolidated joint ventures	444	375	1,202	1,114
(Gain) loss on sale of real estate	---	---	(13,833)	3,843
Funds from operations (FFO)	22,561	17,331	63,827	47,564
Preferred share dividends	(1,406)	---	(4,027)	---
Funds from operations available to common
shareholders	$21,155	$17,331	$59,800	$47,564
Funds from operations available to common
shareholders per share - diluted	$.57	$.50	$1.62	$1.40

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	30,619	28,374	30,582	27,682
Effect of outstanding share and unit options	229	209	234	191
Effect of unvested restricted share awards	135	97	107	61
Diluted weighted average common shares (for earnings
per share computations)	30,983	28,680	30,923	27,934
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds
from operations per share computations)	37,050	34,747	36,990	34,001

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,389	4,956	8,389	4,956
Partially owned - consolidated (c)	---	3,271	---	3,271
Partially owned - unconsolidated	667	402	667	402
Managed	293	65	293	65

Outlet centers in operation -
Wholly owned	30	22	30	22
Partially owned - consolidated (c)	---	9	---	9
Partially owned - unconsolidated	2	1	2	1
Managed	3	1	3	1

States operated in at end of period (c) (d)	21	22	21	22
Occupancy at end of period (c) (d) (e)	96.0%	96.4%	96.0%	96.4%

(a)
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b)	The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c)
Includes the Charter Oak portfolio which we originally acquired through a joint venture in 2003. At that time we had a 33.3% ownership interest in the joint venture. In November 2005, we acquired the remaining 66.7% interest in the joint venture, thus making the portfolio wholly-owned from that date forward. However, these properties have been consolidated for financial reporting purposes under the accounting guidance of FIN 46R since the initial formation of the joint venture in December 2003.

(d)
Excludes Myrtle Beach, South Carolina, Hwy 17 and Wisconsin Dells, Wisconsin properties which are operated by us through 50% ownership joint ventures and three centers for which we only have management responsibilities.

(e)	Excludes our wholly-owned, non stabilized center in Charleston, South Carolina.